Exhibit 23.5
CONSENT OF COUNSEL
We hereby consent to the references to us under the captions “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus constituting part of the Registration Statement.

/s/ Cassels Brock & Blackwell LLP
Cassels Brock & Blackwell LLP
Toronto, Canada
September 11, 2007